Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-191520, 333-191521 and 333-196198 on Form S-8 and in Registration Statement No.333-196374 on Form S-3 of Cancer Genetics, Inc. and subsidiaries of our report dated March 16, 2015, relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ McGladrey LLP

Des Moines, Iowa
March 16, 2015